SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, DC  20549

                           FORM 12b-25


                               Commission File Number 333-02035-A

                  NOTIFICATION OF LATE FILING

(Check  One): [X] Form 10-K   [ ] Form 11-K  [ ]  Form 20-F
              [ ] Form 10-Q   [ ] Form N-SAR

    For Period Ended:   December 31, 2003
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[ ] Transition Report on Form 10-K     [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F     [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

    For the Transition Period Ended:______________________

      Read attached instruction sheet before preparing form.
Please print or type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:



                             PART I
                     REGISTRANT INFORMATION


Full name of registrant:   RAM VENTURE HOLDINGS CORP.

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Former name if applicable:

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Address of principal executive office (Street and number):

     3040 East Commercial  Boulevard

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City, state and zip code:

     Fort Lauderdale, Florida 33308


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                             PART II
                     RULE 12b-25 (b) AND (c)

       If   the   subject  report  could  not  be  filed  without
unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate.)

        (a)  The  reasons described in reasonable detail in  Part
        III of this form could not be eliminated without unrea sonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

        (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                            PART III
                            NARRATIVE

     State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.
(Attach extra sheets if needed.)

     Due to the recent withdrawal of the Company's former Accountant from the business of auditing public corporation, the Company has only recently retained a new Auditor to prepare its Form 10-K for the fiscal year ended December 31, 2003. It is anticipated that the Form 10-K for the fiscal year ended December 31, 2003 will be filed within the time period permitted by this extension.


                             PART IV
                        OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

  Norman H. Becker          (954)                772-2297
      (Name)             (Area Code)         (Telephone Number)

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(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s):

                                        [X]  Yes    [ ]  No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                        [ ]  Yes    [X]  No

     If  so:   attach an explanation of the anticipated  change,
both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                    RAM VENTURE HOLDINGS, INC.
          (Name of Registrant as Specified in Charter)
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Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: March 29, 2004            By:/s/ Norman H. Becker
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                                   Norman H. Becker, President